                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No. 1)*




                                 DYNAMEX INC.
                   -----------------------------------------
                               (Name of Issuer)

                         Common Stock $.01 Par Value
                   -----------------------------------------
                         (Title of Class of Securities)

                                 26784F-10-3
                   -----------------------------------------
                               (CUSIP Number)




Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 5 Pages

CUSIP No. 26784F-10-3                                          Page 2 of 5 Pages

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Cypress Capital Partners I, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Texas
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  0

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     0
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  0

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     0

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 26784F-10-3                                                Page 3 of 5


                                    ITEM 1(a)

Name of Issuer: Dynamex Inc.

                                    ITEM 1(b)

Address of Issuer's Principal Executive Offices: 1431 Greenway Drive, Suite 345
                                                 Irving, Texas 75038

                                    ITEM 2(a)

Name of Person Filing: Cypress Capital Partners I, L.P.

                                    ITEM 2(b)

Address of Principal Business Office or, of none, Residence:

13355 Noel Road, Suite 1050
Dallas, Texas 75240

                                    ITEM 2(c)

Citizenship: Texas

                                    ITEM 2(d)

Title of Class of Securities: Common Stock, $.01 par value

                                    ITEM 2(e)

CUSIP Number: 26784F 10 3

                                    ITEM 3

If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


    (a) [ ] Broker or Dealer registered under Section 15 of the Act
    (b) [ ] Bank as defined in section 3(a)(6) of the Act
    (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
    (d) [ ] Investment Company registered under section 8 of the Investment
            Company Act
    (e) [ ] Investment Adviser registered under section 203 of the Investment
            Advisers Act of 1940
    (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Sections 240.13d-1(b)(1)(ii)(F)
    (g) [ ] Parent Holding Company, in accordance with Sections
            240.13d-1(b)(ii)(G) (Note: See Item 7)
    (h) [ ] Group, in accordance with Sections 240.13d-1(b)(1)(ii)(H)

CUSIP NO. 26784F-10-3                                                Page 4 of 5

                                     ITEM 4

Ownership.

         (a)      Amount Beneficially Owned: 0

         (b)      Percent of Class: 0%

         (c)      Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote 0
                  (ii)  shared power to vote or to direct the vote
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv)  shared power to dispose or to direct the disposition of

                                     ITEM 5

Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner or more than five percent of the class of securities, check the following [X].

         During the calendar year ended December 31, 1997, Cypress Capital Partner's I, L.P. ("Cypress") distributed all of its shares of the Common Stock of Dynamex Inc. to Cypress's limited partners, its general partner and certain designees thereof.

                                     ITEM 6

Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

                                     ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

                                     ITEM 8

Identification and Classification of Members of the Group.

         Not applicable.

CUSIP NO. 26784F-10-3                                                Page 5 of 5


                                     ITEM 9

Notice of Dissolution of Group.

         Not applicable.


Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:     February 2, 1998

Signature:   CYPRESS CAPITAL PARTNERS I, L.P. (a dissolved limited partnership)

             By: CCP Investment Corporation, its general partner (prior to its dissolution)


                           By:    /s/ Thomas L. Harrison
                                  --------------------------------
                                    Thomas L. Harrison, President